Exhibit 99

FOR IMMEDIATE RELEASE Hawkins, Inc. 3100 East Hennepin Avenue Minneapolis, MN 55413	Contacts:	John R. Hawkins Chief Executive Officer 612/617-8532 John.Hawkins@HawkinsInc.com

Kathleen P. Pepski Chief Financial Officer 612/617-8571 Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2010 RESULTS

Minneapolis, MN, January 26, 2010 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter and nine month results for fiscal 2010. Sales of $60.6 million for the quarter ended December 31, 2009 represented a 19.8% decrease from $75.6 million in sales for the same period in the prior fiscal year. Net income for the third quarter of fiscal 2010 was $5.6 million, or $0.54 per share, fully diluted, down 1.98% as compared to $7.0 million, or $0.68 per share, fully diluted for the same period of fiscal 2009.

Income from operations for the quarter was increased by LIFO inventory adjustments of $2.1 million (approximately $1.2 million, or $0.12 per share, after tax) primarily resulting from decreased inventory costs. In the same period of the prior year, income from operations was decreased by LIFO inventory adjustments of $1.7 million (approximately $1.1 million, or $0.10 per share, after tax) resulting from increased inventory costs.

For the nine months ended December 31, 2009, Hawkins reported sales of $199.2 million, net income of $18.3 million and diluted earnings per share of $1.78 as compared to sales of $216.6 million, net income of $18.7 million and diluted earnings per share of $1.82 for the same period a year ago. LIFO inventory adjustments increased income from operations for the nine months by approximately $9.1 million (approximately $5.5 million, or $0.54 per share, after tax), whereas LIFO adjustments decreased results for the nine months ended December 31, 2008 by approximately $7.0 million (approximately $4.3 million, or $0.42 per share, after tax).

Chief Executive Officer John R. Hawkins, commented, “We have seen commodity chemical prices begin to stabilize and with that our Industrial group profitability has been reduced from the record high earnings level we realized in the third quarter of last fiscal year.  Last year at this time, we were in an environment of rapidly rising commodities costs and constrained supply, the combination of which generated significantly higher margins than we had historically achieved. TheWater Treatment group profits have continued to grow as this group executes our market penetration and geographic growth strategy, while vigilantly working to provide the most effective water treatment solutions and value-added services to our customers.”

Hawkins added, “Our earnings comparisons continue to be impacted by fluctuations in LIFO inventory adjustments due to the significantly lower raw material costs from fiscal 2009.  These lower material costs negatively impact our sales results as we adjust our selling prices to reflect the lower commodity raw material costs.”  Hawkins continued, “The Company has performed extremely well over the last several quarters during very turbulent times.  Our employees continue to work very closely with our customers and suppliers, always looking for opportunities to create value through quality products, service and support in sourcing and supplying the chemical needs of our customers.”

For the quarter ended December 31, 2009, Industrial segment sales were $42.3 million, a decrease of 24.7% from last years’ third quarter sales of $56.2 million. Water Treatment segment sales for the quarter ended were $18.3 million, a decrease of 5.3% from last year’s third quarter sales of $19.3 million.

HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2010

January 26, 2010

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Company-wide gross profit for the quarter was $15.8 million, or 26.2% of sales, as compared to $18.1 million, or 24.0% of sales, for the same period in the prior fiscal year. Gross profit for the Industrial segment was $10.1 million, or 23.9% of sales, for the quarter, as compared to $13.4 million, or 23.9% of sales, for the same period in the prior fiscal year.  In the third quarter of fiscal 2009 gross profit dollars in the Industrial segment were significantly higher than historical levels due to the sale of lower-cost inventory on hand during that period of rapidly escalating market prices as well as an increase in profits realized on certain products where we had inventory available to meet escalated demand during a period of constrained supply.  By contrast, in the three months ended December 31, 2009, the market conditions returned to levels more in line with our historical experience and, as a result the Industrial segment’s gross profit dollars were lower for that period.   Gross profit for the Water Treatment segment was $5.7 million, or 31.3% of sales, for the quarter, as compared to $4.7 million, or 24.3% of sales, for the same period in the prior fiscal year.  The increase in gross profit in the Water Treatment segment was primarily driven by increased sales of higher-margin manufactured and specialty chemical products and sales from our new branches.

Company-wide gross profit for the nine months ended December 31, 2009 was $49.1 million, or 24.7% of sales, as compared to $48.9 million, or 22.6% of sales for the same period in the prior fiscal year.  Gross profit for the Industrial segment was $27.4 million, or 20.5% of sales, for the nine months, compared to $31.4 million or 20.8% of sales in the same period a year ago.  The reduction in gross profit in the first three quarters of fiscal 2010 compared to the same period of fiscal 2009 for the Industrial segment primarily occurred in the third quarter as a result of the unusual market conditions experienced in the prior year’s third quarter, as outlined above.  Gross profit for the Water Treatment segment was $21.7 million, or 33.1% of sales, for the nine months compared to $17.5 million, or 26.7% of sales, in the same period a year ago. The Water Treatment segment’s gross profit increase was primarily driven by increased sales of higher-margin manufactured and specialty chemical products and favorable weather conditions in the first quarter of fiscal 2010 as compared to the first quarter of fiscal 2009.

Selling, general and administrative expenses decreased $459,000, or 6.6%, for the quarter and increased $365,000, or 1.9%, for the nine months, as compared to the same periods in the prior fiscal year. The decrease in the current quarter was primarily the result of lower bad debt expense in fiscal 2010, partially offset by higher employee benefit costs.  The increase for the first nine months of fiscal 2010 compared to fiscal 2009 is primarily the result of higher employee benefit and variable pay plan costs, partially offset by lower bad debt expense.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 19 facilities in 10 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, the inability of our suppliers to provide us with sufficient quantities of key raw materials at contracted prices and delivery dates, cyclical downturns in our customers’ industries, competition from other chemical companies, seasonality and weather conditions that may affect customer demand and river and rail transportation, the hazards of chemical manufacturing, natural disasters, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks or natural disasters.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 29, 2009, as updated by subsequent SEC filings.

-more-

HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2010

January 26, 2010

Page Three.

CONDENSED STATEMENTS OF INCOME

In thousands, except share and per-share data

(unaudited)

	THREE MONTHS ENDED DECEMBER 31		NINE MONTHS ENDED DECEMBER 31
	2009	2008	2009	2008

Sales	$60,627	$75,555	$199,189	$216,572
Cost of sales	(44,772)	(57,453)	(150,062)	(167,709)
Gross profit	15,855	18,102	49,127	48,863
Selling, general and administrative expenses	(6,447)	(6,906)	(19,370)	(19,005)
Operating income	9,408	11,196	29,757	29,858
Investment income	99	81	188	337
Income from continuing operations before income taxes	9,507	11,277	29,945	30,195
Provision for income taxes	(3,912)	(4,354)	(11,741)	(11,656)
Income from continuing operations	5,595	6,923	18,204	18,539
Income from discontinued operations, net of tax	—	50	109	133
Net income	$5,595	$6,973	$18,313	$18,672

Weighted average number of shares outstanding – basic	10,253,458	10,246,458	10,250,198	10,243,174

Weighted average number of shares outstanding – diluted	10,283,206	10,250,774	10,279,417	10,256,540

Basic earnings per share:
Earnings per share from continuing operations	$0.55	$0.68	$1.78	$1.81
Earnings per share from discontinued operations	—	—	0.01	0.01
Earnings per share	$0.55	$0.68	$1.79	$1.82

Diluted earnings per share:
Earnings per share from continuing operations	$0.54	$0.68	$1.77	$1.81
Earnings per share from discontinued operations	—	—	0.01	0.01
Earnings per share	$0.54	$0.68	$1.78	$1.82

Cash dividends declared per common share	$—	$—	$0.38	$0.26

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